Exhibit 10.85
Morgan Stanley & Co. International Limited
c/o Morgan Stanley Bank
1585 Broadway
New York, NY 10036
(212) 761-4000
December 14, 2006
To: Cadence Design Systems, Inc.
Bldg. 5, MS 5B1
2655 Seely Avenue
San Jose, CA 95134
Attention: Legal Department
Telephone No.: (408) 943-1234
Facsimile No.: (408) 943-0513
Re: Convertible Note Hedge Transaction
Reference:  CEDBFO
The purpose of this letter agreement is to confirm the terms and conditions of the Transaction entered into between Morgan Stanley & Co. International Limited (“Dealer”), represented by Morgan Stanley Bank (“Agent”), as its agent, and Cadence Design Systems, Inc., a Delaware corporation (“Counterparty”), on the Trade Date specified below (the “Transaction”). This letter agreement constitutes a “Confirmation” as referred to in the ISDA Master Agreement specified below. This Confirmation shall replace any previous letter and serve as the final documentation for the Transaction.
     The definitions and provisions contained in the 2002 ISDA Equity Derivatives Definitions (the “Equity Definitions”), as published by the International Swaps and Derivatives Association, Inc., are incorporated into this Confirmation. In the event of any inconsistency between the Equity Definitions and this Confirmation, this Confirmation shall govern. Certain defined terms used herein have the meanings assigned to them in the Offering Memorandum dated December 14, 2006 (the “Offering Memorandum”) relating to the USD 250,000,000 principal amount of Convertible Senior Notes due December 15, 2013 (the “Convertible Notes” and each USD 1,000 principal amount of Convertible Notes, a “Convertible Note”) issued by Counterparty pursuant to an Indenture to be dated on or about December 19, 2006 between Counterparty and Deutsche Bank Trust Company Americas, as trustee (the “Indenture”). In the event of any inconsistency between the terms defined in the Offering Memorandum and this Confirmation, the Confirmation shall govern. For the avoidance of doubt, references herein to sections of the Indenture are based on the draft of the Indenture most recently reviewed by the parties at the time of execution of this Confirmation. If any relevant sections of the Indenture are changed, added or renumbered following execution of this Confirmation, the parties wil! amend this Confirmation in good faith to preserve the economic intent of the parties. The Transaction is subject to early unwind if the closing of the Convertible Notes is not consummated for any reason, as set forth below in Section 9(g).
     Each party is hereby advised, and each such party acknowledges, that the other party has engaged in, or refrained from engaging in, substantial financial transactions and has taken other material actions in reliance upon the parties’ entry into Ihe Transaction to which this Confirmation relates on the terms and conditions set forth below.
1. This Confirmation evidences a complete and binding agreement between Dealer and Counterparty as to the terms of the Transaction to which this Confirmation relates. This Confirmation shall supplement, form a part of, and be subject to an agreement in the form of the 2002 ISDA Master Agreement (the “Agreement”) as if Dealer and Counterparty had executed an agreement in such form (but without any Schedule except for the election of the laws of the State of New York as the governing law) on the Trade Date. In the event of any inconsistency between provisions of that Agreement and this Confirmation, this Confirmation will prevail for the purpose of the Transaction to which this Confirmation relates. The parties hereby agree that no Transaction other than the Transaction to which this Confirmation relates shall be governed by the Agreement.
2. The terms of the particular Transaction to which this Confirmation relates are as follows:

General Terms:

Trade Date:	December 14, 2006

Option Style:	Modified American, as described in the “Exercise and Valuation” provisions set forth below.

Option Type:	Call

Buyer:	Counterparty

Seller:	Dealer

Shares:	The common stock of Counterparty, par value USD 0.01 per Share (Exchange symbol “CDNS”)

Number of Options:	The number of Convertible Notes issued by Counterparty on the closing date for the initial issuance of the Convertible Notes.

Option Entitlement:	As of any date, a number equal to the Conversion Rate as of such date (as defined in the Indenture, but without regard to any adjustments to the Conversion Rate pursuant to Section 13.01(e) or Section 13.03(g) of the Indenture) for each Convertible Note.

Number of Shares:	The product of the Number of Options, the Option Entitlement and the Applicable Percentage.

Applicable Percentage:	15%

Strike Price:	USD 21.15

Premium:	USD 10,147,500

Premium Payment Date:	December 19, 2006 or such later date as agreed upon by the parties

Exchange:	NASDAQ Global Select Market.

Related Exchange(s):	The principal exchange(s) for options contracts or futures contracts, if any, with respect to the Shares

Exercise and Valuation:

Exercise Period:	The period from and excluding the Trade Date to and including the Final Expiration Date.

Exercise Dates:	Notwithstanding the Equity Definitions, each “Conversion Date” as defined in the Indenture occurring during the Exercise Period for Convertible Notes other than Convertible Notes with respect to which Counterparty makes the direction described hi Section 13.10 of the Indenture that are accepted by the financial institution designated by Counterparty in accordance with Section 13.10 of the Indenture (a “Conversion Date”).

Exercisable Options:	In respect of each Exercise Date a number of Options equal to the number of Convertible Notes properly surrendered to Counterparty for conversion in respect of the relevant Conversion Date.

Expiration Time:	At the close of trading of the regular trading session on the Exchange

Expiration Date:	Each Exercise Date.

Final Expiration Date:	The earlier of (x) the last day on which any Convertible Notes remain outstanding and (y) December 15, 2013.

Automatic Exercise:	Notwithstanding the Equity Definitions, on each Exercise Date, the number of Options related to such Exercise Date shall be automatically exercised at the Expiration Time on such Exercise Date if an effective notice of exercise, if required, is given in accordance with the provision immediately below.

Notice of Exercise:	Notwithstanding anything to the contrary in the Equity Definitions, in order to exercise any Options, Counterparty must notify Dealer in writing prior to 5:00 PM, New York City time, on the Scheduled Trading Day prior to the first Exchange Business Day of the “Observation Period”, as defined in the Indenture, relating to the Convertible Notes converted on the relevant Exercise Date (the “Notice Deadline”) of (i) the number of Options being exercised on such Exercise Date, (ii) the scheduled settlement date under the Indenture for the Convertible Notes converted on such Exercise Date and (iii) the first day of the relevant “Observation Period”; provided that, notwithstanding the foregoing, such notice (and the related Automatic Exercise of Options) shall be effective if given after the Notice Deadline but prior to 5:00 PM New York City time, on the fifth Exchange Business Day of such “Observation Period”, in which event the Calculation Agent shall have the right to adjust the Net Share Settlement Obligation (as defined below) as appropriate to reflect the additional costs (including, but not limited to, hedging mismatches and losses) and reasonable expenses incurred by Dealer in connection with its hedging activities (including the unwinding of any hedge position) as a result of its not having received such notice prior to the Notice Deadline; provided further that Counterparty shall not be required to deliver any such notice of exercise with respect to any Exercise Date occurring on or after the 23rd scheduled “Trading Day”, as defined in the Indenture, prior to December 15, 2013.

Dealer’s Telephone Number and Telex and/or Facsimile Number and Contact Details for purpose of Giving Notice:	To be provided by Dealer.

Settlement Terms:

Method of Settlement:	Net Share Settlement

Settlement Date:	In respect of an Exercise Date, the settlement date for the Shares to be delivered in respect of the Convertible Notes converted on such date pursuant to Section 13.02(a) or Section 13.02(b) of the Indenture, as the case may be; provided that the Settlement Date will not be prior to the date that is one Settlement Cycle following the final day of the relevant “Observation Period.”

Net Share Settlement:	In respect of each Exercise Date, Dealer will deliver to Counterparty, on the related Settlement Date, a number of Shares (the “Net Share Settlement Obligation”) equal to the product of the (x) the Applicable Percentage and (y) the aggregate number of Shares that Counterparty is obligated to deliver to the holder(s) of the Convertible Note (s) converted on such Exercise Date pursuant to the terms of the Indenture as of the Trade Date (“Convertible Obligation”); provided, however, that such obligation shall be determined excluding any Shares that Counterparty is obligated to deliver to holder(s) of the Convertible Note(s) as a result of any adjustments to the Conversion Rate pursuant to Section 13.01(e) or Section 13.03(g) of the Indenture.

Notice of Convertible Obligation:
No later than the Exchange Business Day immediately following the last day of any Observation Period, Counterparty shall give Dealer notice of the final number of Shares comprising the relevant Convertible Obligation for the relevant Exercise Date for, for the Exercise Dates occurring on or after the 23rd scheduled “Trading Day” prior to December
15, 2013, the aggregate Number of Shares comprising the relevant Convertible Obligation for such Exercise Dates).

Other Applicable Provisions:
The provisions of Sections 9.1(c), 9.8, 9.9, 9.10, 9.11 and 9.12 of the Equity Definitions will be applicable to any Net Share Settlement, as if “Physical Settlement” applied to the Transaction; and provided that the Representation and Agreement contained in Section 9.11 of the Equity Definitions shall be modified by excluding any representations therein relating to restrictions, obligations, limitations or requirements under applicable securities laws as a result of the fact that Buyer is the issuer of the Shares.

Failure to Deliver:	Applicable

3. Additional Terms applicable to the Transaction:

Adjustments applicable to the Transaction:

Method of adjustment:	Notwithstanding Section 11.2 of the Equity Definitions, upon the occurrence of any “Adjustment Event” set forth in Sections 13.03(a), (b), (c), (d), (e) and (f) of the Indenture, the Calculation Agent shall make a corresponding adjustment, if necessary, to the terms relevant to the exercise, settlement or payment of the Transaction, to the extent an analogous adjustment is made under the Indenture. Immediately upon the occurrence of any Adjustment Event, Counterparty shall notify the Calculation Agent of such Adjustment Event; and once the adjustments to be made to the terms of the Indenture and the Convertible Notes in respect of such Adjustment Event have been determined, Counterparty shall immediately notify the Calculation Agent in writing of the details of such adjustments.

Extraordinary Events applicable to the Transaction:

Merger Events:	Notwithstanding Section 12.1(b) of the Equity Definitions, a “Merger Event” means the occurrence of any event or condition defined as a “Merger Event” in Section 13.05 of the Indenture.

Immediately upon the occurrence of any Merger Event, Counterparty shall notify the Calculation Agent of such Merger Event; and once the adjustments to be made to the terms of the Indenture and the Convertible Notes in respect of such Merger Event have been determined, Counterparty shall immediately notify the Calculation Agent in writing of the details of such adjustments.

Notice of Merger Consideration:	Upon the occurrence of a Merger Event that causes the Shares to be converted into the right to receive more than a single type of consideration (determined based in part upon any form of stockholder election), Counterparty shall reasonably promptly (but in any event prior to the Merger

Date) notify the Calculation Agent of the weighted average of the types and amounts of consideration received by the holders of Shares entitled to receive cash, securities or other property or assets with respect to or in exchange for such Shares in any Merger Event who affirmatively make such an election.

Consequence of Merger Events:	Notwithstanding Section 12.2 of the Equity Definitions, upon the occurrence of a Merger Event, the Calculation Agent shall make a corresponding adjustment in respect of any adjustment under the Indenture to any one or more of the nature of the Shares, the Number of Options, the Option Entitlement and any other variable relevant to the exercise, settlement or payment for the Transaction; provided, however, that such adjustment shall be made without regard to any adjustment to the Conversion Rate for the issuance of additional shares as set forth in Section 13.01(e) or Section 13.03(g) of the Indenture.

Nationalization, Insolvency or Delisting:
Cancellation and Payment (Calculation Agent Determination); provided that (i) Section 12.6(a)(iii) of the Equity Definitions shall be amended to delete, in the definition of the term “Delisting” the parenthetical “(or will cease)” and (ii) in addition to the provisions of Section 12.6(a)(iii) of the Equity Definitions, it shall also constitute a Delisting if the Exchange is located in the United States and the Shares are not immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, the American Stock Exchange, The NASDAQ Global Select Market or the NASDAQ Global Market (or their respective successors); if the Shares are immediately re-listed, re-traded or re-quoted on any such exchange or quotation system, such exchange or quotation system shall thereafter be deemed to be the Exchange and the Calculation Agent shall make any adjustments it deems necessary to the terms of the Transaction, as if Modified Calculation Agent Adjustment were applicable to such event.

Additional Disruption Events:

(a) Change in Law:	Applicable

(b) Insolvency Filing:	Applicable; provided that Section 12.9(b)(i) of the Equity Definitions shall be amended by adding, immediately following the word “party” in the third line thereof, the phrase “(or, upon the occurrence of an Insolvency Filing, Dealer)”

Determining Party:	For all applicable Additional Disruption Events, Dealer

Non-Reliance:	Applicable

Agreements and Acknowledgments Regarding Hedging Activities:	Applicable

Additional Acknowledgments:	Applicable

Additional Termination Events:	If any event of default under the terms of the Convertible Notes, as set forth in Section 5.01 of the Indenture, shall occur with respect to Counterparty, then such event shall constitute an Additional Termination Event applicable to the Transaction with respect to which Counterparty shall be deemed to be the sole Affected Party and the Transaction shall be the sole Affected Transaction.

If any provision of the Indenture or the Convertible Notes is amended, modified, supplemented or waived without the written consent of Dealer, Counterparty shall provide Dealer and the Calculation Agent with notice thereof on or prior to the effective date thereof and, if the Calculation Agent determines that such amendment, modification, supplement or waiver has a material effect on the Transaction or Dealer’s ability to hedge all or a portion (“Affected Portion”) of the Transaction, then such event (an “Amendment Event”) shall constitute an Additional Termination Event with respect to which Counterparty shall be deemed to be the sole Affected Party and the Transaction (or the Affected Portion thereof) shall be the sole Affected Transaction. For the avoidance of doubt, an election by Counterparty to increase the conversion rate pursuant to Section 13.01(e) or Section 13.03(g) of the Indenture shall not constitute an Amendment Event.

If any Convertible Notes are repurchased (whether in connection with a put of Convertible Notes by holders thereof pursuant to the terms of the Indenture as a result of a fundamental change, howsoever defined, or for any other reason) by Counterparty or any of its subsidiaries or if Counterparty gives notice to Dealer that it intends to repurchase any Convertible Notes, then Counterparty may notify Dealer that it wishes to designate an Early Termination Date with respect to the portion of the Transaction relating to the number of Convertible Notes that cease to be outstanding in connection with or as a result of such repurchase and the parties shall negotiate in good faith and in a commercially reasonable manner the timing, pricing and other terms of such designation. For the avoidance of doubt, no such designation shall be made if, after such negotiation, the parties cannot agree on the terms of such designation.

Credit Support Provider:	Morgan Stanley

Credit Support Document:	The letter from Morgan Stanley to Counterparty that guarantees the due and punctual payment of all amounts payable by Dealer under this Confirmation when the same shall become due and payable.

4. Calculation Agent:	Dealer. The Calculation Agent shall, upon request by either party, provide a written explanation of any calculation or adjustment made by it hereunder, including, where applicable, a description of the methodology and data applied.

5. Account Details:
(a)	Account for payments to Company: Cadence Design Systems, Inc. Account Wells Fargo Bank 550 California Street — 10th Floor San Francisco CA 94104 ABA#

Account for delivery of Shares to Company:

Mellon Investor Services
235 Montgomery Street, 23rd Floor
San Francisco, CA 94104
Cadence Design Systems Book Memo Treasury Reserve Account
Comment: When you are ready to deliver Shares contact Cadence FIRST.

(b)	Account for payments to Dealer: CITIBANK NA Swift ABA# MS & CO Inc OTC Equity Derivatives A/C# REF: Account for delivery of Shares from Dealer: To be advised,
6. Offices:
The Office of Counterparty for the Transaction is: Inapplicable, Counterparty is not a Multibranch Party.
The Office of Dealer for the Transaction is:

1585 Broadway, New York, NY 10036
7. Notices: For purposes of this Confirmation:
(a)	Address for notices or communications to Counterparty:

Cadence Design Systems, Inc. Bldg. 5, MS 5B1 2655 Seely Avenue San Jose, CA 95134 Attention: Legal Department Telephone No.: 408) 943-1234 Facsimile No.: (408) 943-0513

(b)	Address for notices or communications to Dealer:

Morgan Stanley & Co. International Limited
c/o Morgan Stanley Bank
One New York Plaza, 4th Floor
New York, NY 10004
Attention: Fred Gonfiantini
Facsimile No.: (212) 507-0724
Telephone No.: (212) 276-2427

With a copy to:

Law Division Morgan Stanley 1585 Broadway, 38th Floor New York, NY 10036 Attention: Anthony Cicia Facsimile No: (212) 507-4338 Telephone No: (212) 761-3452
8. Representations and Warranties of Counterparty
The representations and warranties of Counterparty set forth in Section 1 of the Purchase Agreement dated as of the Trade Date among Counterparty, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. Incorporated, J.P. Morgan Securities Inc. and Deutsche Bank Securities Inc. (the “Purchase Agreement”) are true and correct and are hereby deemed to be repeated to Dealer as if set forth herein. Counterparty hereby further represents and warrants to Dealer that:
(a)	Counterparty has all necessary corporate power and authority to execute, deliver and perform its obligations in respect of the Transaction; such execution, delivery and performance have been duly authorized by all necessary corporate action on Counterparty’s part; and this Confirmation has been duly and validly executed and delivered by Counterparty and constitutes its valid and binding obligation, enforceable against Counterparty in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity) and except that rights to indemnification and contribution hereunder may be limited by federal or state securities laws or public policy relating thereto.

(b)	Neither the execution and delivery of this Confirmation nor the incurrence or performance of obligations of Counterparty hereunder will conflict with or result in a breach of the certificate of incorporation or by-laws (or any equivalent documents) of Counterparty, or any applicable law or regulation, or any order, writ, injunction or decree of any court or governmental authority or agency or any agreement or instrument to which Counterparty or any of its subsidiaries is a party or by which Counterparty or any of its subsidiaries is bound or to which Counterparty or any of its subsidiaries is subject, or constitute a default under, or result in the creation of any lien under, any such agreement or instrument, or breach or constitute a default under any agreements and contracts of Counterparty or its significant subsidiaries filed as exhibits to Counterparty’s Annual Report on Form 10-K for the year ended December 31, 2005, incorporated by reference in the Offering Memorandum, as updated by any subsequent filings.

(c)	No consent, approval, authorization, or order of, or filing with, any governmental agency or body or any court is required in connection with the execution, delivery or performance by Counterparty of this Confirmation, except such as have been obtained or made and such as may be required under the Securities Act of 1933, as amended (the “Securities Act”) or state securities laws.

(d)	Counterparty is not, and after giving effect to the transactions contemplated hereby will not be, an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.

(e)	Counterparty is an “eligible contract participant” (as such term is defined in Section 1a(12) of the Commodity Exchange Act, as amended (the “CEA”)) because one or more of the following is true:

Counterparty is a corporation, partnership, proprietorship, organization, trust or other entity and:
(A)	Counterparty has total assets in excess of USD 10,000,000;

(B)	the obligations of Counterparty hereunder are guaranteed, or otherwise supported by a letter of credit or keepwell, support or other agreement, by an entity of the type described in Section 1a(12)(A)(i) through (iv), 1a(12)(A)(v)(I), 1a(12)(A)(vii) or 1a(12)(C) of the CEA; or

(C)	Counterparty has a net worth in excess of USD 1,000,000 and has entered into this Agreement in connection with the conduct of Counterparty’s business or to manage the risk associated with an asset or liability owned or incurred or reasonably likely to be owned or incurred by Counterparty in the conduct of Counterparty’s business.
(f)	On the Trade Date, (A) none of Counterparty and its officers and directors is aware of any material nonpublic information regarding Counterparty or the Shares and (B) all reports and other documents filed by Counterparty with the Securities and Exchange Commission pursuant to the Exchange Act when considered as a whole (with the more recent such reports and documents deemed to amend inconsistent statements contained in any earlier such reports and documents), do not contain any untrue statement of a material fact or any omission of a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances in which they were made, not misleading.

(g)	Without limiting the generality of Section 3(a)(iii) of the Agreement, the Transaction will not violate Rule 13e-1 or Rule 13e-4 under the Exchange Act,

(h)	Counterparty is an “accredited investor” (as such term is defined in Section 2(a)(15)(ii) of the Securities Act).

(i)	Counterparty’s financial condition is such that it has no need for liquidity with respect to its investment in the Transaction and no need to dispose of any portion thereof to satisfy any existing or contemplated undertaking or indebtedness.

(j)	On the Trade Date (A) the assets of Counterparty at their fair valuation exceed the liabilities of Counterparty, including contingent liabilities, (B) the capital of Counterparty is adequate to conduct the business of Counterparty and (C) Counterparty has the ability to pay its debts and obligations as such debts mature and does not intend to, or does not believe that it will, incur debt beyond its ability to pay as such debts mature.

(k)	Counterparty’s investments in and liabilities in respect of the Transaction, which it understands are not readily marketable, are not disproportionate to its net worth, and it is able to bear any loss in connection with the Transaction, including the loss of its entire investment in the Transaction.

(l)	Counterparty hereby agrees and acknowledges that the Transaction has not been registered with the Securities and Exchange Commission or any state securities commission and that the Options are being written by Dealer to Counterparty in reliance upon exemptions from any such registration requirements. Counterparty acknowledges that all Options acquired from Dealer will be acquired for investment purposes only and not for the purpose of resale or other transfer except in compliance with the requirements of the Securities Act. Counterparty will not sell or otherwise transfer any Option or any interest therein except in compliance with the requirements of the Securities Act and any subsequent offer or sale of the Options will be solely for Counterparty’s account and not as part of a distribution that would be in violation of the Securities Act.

(m)	Counterparty understands no obligations of Dealer to it hereunder will be entitled to the benefit of deposit insurance and that such obligations will not be guaranteed by any affiliate of Dealer or any governmental agency.

(n)	Counterparty is capable of assessing the merits of and understanding (on its own behalf or through independent professional advice), and understands and accepts, the terms, conditions and risks of the Transaction.

(o)	Without limiting the generality of Section 13.1 of the Equity Definitions, Counterparty acknowledges that Dealer is not making any representations or warranties with respect to the treatment of the Transaction under FASB Statements 128, 133, as amended, 149 or 150, EITF Issue No. 00-19, Issue No. 01-6 or Issue No. 03-6 (or any successor issue statements) or under FASB’s Liabilities & Equity Project.

(p)	Counterparty is not on the date hereof engaged in a distribution, as such term is used in Regulation M under the Exchange Act such distribution, a Regulation M Distribution, of any securities of Counterparty, other than distributions meeting the requirements of the exception set forth in Rules 101(b)(10) and 102(b)(7) of Regulation M. Counterparty shall not, until the second Exchange Business Day immediately following the Trade Date, engage in any Regulation M Distribution

9. Other Provisions:
(a)	Opinions. Counterparty shall deliver to Dealer an opinion of counsel, dated as of the Closing Date (as defined in the Purchase Agreement), with respect to the matters set forth in Sections 8(a) through (d) of this Confirmation.

(b)	Repurchase Notices. Counterparty shall, on any day on which Counterparty effects any repurchase of Shares, promptly give Dealer a written notice of such repurchase (a “Repurchase Notice”) on such day if, following such repurchase, the Options Equity Percentage as determined on such day is (i) greater than 6% and (ii) greater by 0.5% than the Options Equity Percentage included in the immediately preceding Repurchase Notice (or, in the case of the first such Repurchase Notice, greater than the Options Equity Percentage as of the date hereof). The “Options Equity Percentage” as of any day is the fraction (A) the numerator of which is the sum of (A) the Number of Shares hereunder and (B) the Number of Shares for the Convertible Note Hedge Transaction between Counterparty and Dealer relating to the USD 250,000,000 principal amount of Convertible Senior Notes due December 15, 2011 (the “Aggregate Transaction Amount”) and (B) the denominator of which is the number of Shares outstanding on such day. Counterparty agrees to indemnify and hold harmless Dealer and its affiliates and their respective officers, directors, employees, affiliates, advisors, agents and controlling persons (each, an “Indemnified Person”) from and against any and all losses (including losses relating to Dealer’s hedging activities as a consequence of becoming, or of the risk of becoming, a Section 16 “insider”, including without limitation, any forbearance from hedging activities or cessation of hedging activities and any losses in connection therewith with respect to the Transaction), claims, damages, judgments, liabilities and expenses (including reasonable attorney’s fees), joint or several, which an Indemnified Person may become subject to, as a result of Counterparty’s failure to provide Dealer with a Repurchase Notice on the day and in the manner specified in this Section 9(b), and to reimburse, within 30 days, upon written request, each of such Indemnified Persons for any reasonable legal or other expenses incurred in connection with investigating, preparing for, providing testimony or other evidence in connection with or defending any of the foregoing. If any suit, action, proceeding (including any governmental or regulatory investigation), claim or demand shall be brought or asserted against the Indemnified Person, such Indemnified Person shall promptly notify Counterparty in writing, and Counterparty, upon request of the Indemnified Person, shall retain counsel reasonably satisfactory to the Indemnified Person to represent the Indemnified Person and any others Counterparty may designate in such proceeding and shall pay the fees and expenses of such counsel related to such proceeding. Counterparty shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, Counterparty agrees to indemnify any Indemnified Person from and against any loss or liability by reason of such settlement or judgment. Counterparty shall not, without the prior written consent of the Indemnified Person, effect any settlement of any pending or threatened proceeding in respect of which any Indemnified Person is or could have been a party and indemnity could have been sought hereunder by such Indemnified Person, unless such settlement includes an unconditional release of such Indemnified Person from all liability on claims that are the subject matter of such proceeding. If the indemnification provided for in this paragraph (b) is unavailable to an Indemnified Person or insufficient in respect of any losses, claims, damages or liabilities referred to therein, then Counterparty under such paragraph, in lieu of indemnifying such Indemnified Person thereunder, shall contribute to the amount paid or payable by such Indemnified Person as a result of such losses, claims, damages or liabilities. The remedies provided for in this paragraph (b) are not exclusive and shall not limit any rights or remedies which may otherwise be available to any Indemnified Person at law or in equity. The indemnity and contribution agreements contained in this paragraph (b) shall remain operative and in full force and effect regardless of the termination of the Transaction.

(c)	No Manipulation. Counterparty is not entering into the Transaction to create actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for the Shares) or to raise or depress or otherwise manipulate the price of the Shares (or any security convertible into or exchangeable for the Shares) or otherwise to violate the Exchange Act.

(d)	Board Authorization. Each of the Transaction and the issuance of the Convertible Notes was approved by its board of directors and publicly announced, solely for the purposes stated in such board resolution and public disclosure and, prior to any exercise of Options hereunder, Counterparty’s board of directors will have duly authorized any repurchase of Shares pursuant to the Transaction. Counterparty further represents that there is no internal policy, whether written or oral, of Counterparty that would prohibit Counterparty from entering into any aspect of the Transaction, including, but not limited to, the purchase of Shares to be made pursuant hereto.

(e)	Transfer or Assignment. Neither party may transfer any of its rights or obligations under the Transaction without the prior written consent of the non-transferring party; provided that if, as determined at Dealer’s sole discretion, (x) its “beneficial ownership” (within the meaning of Section 13 of the Exchange Act and rales promulgated thereunder) with respect to the Shares exceeds 8.5% of Counterparty’s outstanding Shares or (y) the Aggregate Transaction Amount exceeds 8.5% of Counterparty’s outstanding Shares, Dealer may transfer or assign a number of Options sufficient to reduce such “beneficial ownership” to 8% or the Aggregate Transaction Amount to 8%, as applicable, to any third party with a rating (or whose guarantor has a rating) for its long term, unsecured and unsubordinated indebtedness of A- or better by Standard & Poor’s Ratings Services or its successor (“S&P”), or a3 or better by Moody’s Investors Service (“Moody’s”) or, if either S&P or Moody’s ceases to rate such debt, at least an equivalent rating or better by a substitute agency rating mutually agreed by Counterparty and Dealer. If, in the sole discretion of Dealer, Dealer is unable after its commercially reasonable efforts to effect such transfer or assignment on pricing terms reasonably acceptable to Dealer and within a time period reasonably acceptable to Dealer, Dealer may designate any Exchange Business Day as an Early Termination Date with respect to a portion (the “Terminated Portion”) of the Transaction, such that its “beneficial ownership” following such partial termination will be equal to or less than 8.5% or the Aggregate Transaction Amount will be equal to or less than 8.5%, as the case may be. In the event that Dealer so designates an Early Termination Date with respect to a portion of the Transaction, a payment shall be made pursuant to Section 6 of the Agreement as if (i) an Early Termination Date had been designated in respect of a Transaction having terms identical to the Transaction and a Number of Options equal to the Terminated Portion, (ii) Counterparty shall be (he sole Affected Party with respect to such partial termination and (iii) such Transaction shall be the only Terminated Transaction. Notwithstanding any other provision in this Confirmation to the contrary requiring or allowing Dealer to purchase, sell, receive or deliver any shares or other securities to or from Counterparty, Dealer may designate any of its affiliates to purchase, sell, receive or deliver such shares or other securities and otherwise to perform Dealer’s obligations in respect of the Transaction and any such designee may assume such obligations. Dealer shall be discharged of its obligations to Counterparty to the extent of any such performance.

(f)	Staggered Settlement. Dealer may, by notice to Counterparty prior to any Settlement Date (a “Nominal Settlement Date”), elect to deliver the Shares on two or more dates (each, a “Staggered Settlement Date”) or at two or more times on the Nominal Settlement Date as follows:
(a)	in such notice, Dealer will specify to Counterparty the related Staggered Settlement Dates (each of which will be on or prior to such Nominal Settlement Date) and how it will allocate the Shares it is required to deliver under “Net Share Settlement” (above) among the Staggered Settlement Dates; and

(b)	the aggregate number of Shares that Dealer will deliver to Counterparty hereunder on all such Staggered Settlement Dates and delivery times will equal the number of Shares that Dealer would otherwise be required to deliver on such Nominal Settlement Date.
(g)	Early Unwind. In the event the sale of Convertible Notes is not consummated with the underwriters for any reason by the close of business in New York on December 19, 2006 or such later date as agreed upon by the parties (December 19, 2006 or such later date as agreed upon being the “Early Unwind Date”), the Transaction shall automatically terminate (the “Early Unwind”), on the Early Unwind Date and (i) the Transaction and all of the respective rights and obligations of Dealer and Counterparty under the Transaction shall be cancelled and terminated and (ii) each party shall be released and discharged by the other party from and agrees not to make any claim against the other party with respect to any obligations or liabilities of the other party arising out of and to be performed in connection with the Transaction either prior to or after the Early Unwind Date; provided that, other than to the extent the Early Unwind Date occurred as a result of a breach of the Purchase Agreement by Dealer or an affiliate thereof, Counterparty shall reimburse Dealer for any costs or expenses (including market losses) relating to the unwinding of its hedging activities in connection with the Transaction (including any loss or cost incurred as a result of its terminating, liquidating, obtaining or reestablishing any hedge or related trading position). The amount of any such reimbursement shall be determined by Dealer in its sole good faith and commercially reasonable discretion. Dealer shall notify Counterparty of such amount and Counterparty shall pay such amount in immediately available funds on the Early Unwind Date. Dealer and Counterparty represent and acknowledge to the other that, subject to the proviso included in this Section, upon an Early Unwind, all obligations with respect to the Transaction shall be deemed fully and finally discharged.

(h)	Disclosure. Effective from the date of commencement of discussions concerning the Transaction, Counterparty and each of its employees, representatives, or other agents may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the Transaction and all materials of any kind (including opinions or other tax analyses) that are provided to Counterparty relating to such tax treatment and tax structure.

(i)	Setoff. The provisions of Section 2(c) of the Agreement shall not apply to the Transaction. Each party waives any and all rights it may have to set-off delivery or payment obligations it owes to the other party under the Transaction against any delivery or payment obligations owed to it by the other party, whether arising under the Agreement, under any other agreement between parties hereto, by operation of law or otherwise

(j)	Alternative Calculations and Payment on Early Termination and on Certain Extraordinary Events. If, in respect of the Transaction, an amount is payable by Dealer to Counterparty upon an early termination or cancellation of the Transaction (i) pursuant to Section 12.2, 12.6, 12.7 or 12.9 of the Equity Definitions or “Consequences of Merger Events” above (except in the event of an Extraordinary Event in which the consideration to be paid to holders of Shares consists solely of cash) or (ii) pursuant to Section 6(d)(ii) of the Agreement (except in the event of an Event of Default in which Counterparty is the Defaulting Party or a Termination Event in which Counterparty is the Affected Party, other than an Event of Default of the type described in Section 5(a)(iii), (v), (vi), (vii) or (viii) of the Agreement or a Termination Event of the type described in Section 5(b)(i), (ii), (iii), (iv), (v) or (vi) of the Agreement, in each case resulting from an event or events outside Counterparty’s control) (a “Payment Obligation”), Counterparty may, in its sole discretion, request that Dealer satisfy such Payment Obligation by the Share Termination Alternative (as defined below) and shall give irrevocable telephonic notice to Dealer, confirmed in writing within one Currency Business Day, no later than 12:00 p.m. New York local time on the Merger Date, the Announcement Date or the Early Termination Date, as applicable; provided that if Counterparty does not validly request that Dealer satisfy such Payment Obligation by the Share Termination Alternative, Dealer shall nevertheless have the right, in its sole discretion, to satisfy its Payment Obligation by the Share Termination Alternative, notwithstanding Counterparty’s lack of election. In calculating any amounts under Section 6(e) of the Agreement, notwithstanding anything to the contrary in the Agreement, (1) separate amounts shall be calculated as set forth in Section 6(e) with respect to (i) the Transaction and (ii) all other Transactions, and (2) such separate amounts shall be payable pursuant to Section 6(d)(ii) of the Agreement, subject to, in the case of clause (1)(i), the Share Termination Alternative right hereunder.

Share Termination Alternative:	If applicable, Dealer shall deliver to Counterparty the Share Termination Delivery Property on the date when the Payment Obligation would otherwise be due pursuant to Section 12,7 or 12.9 of the Equity Definitions, this Confirmation or Section 6(d)(ii) and 6(e) of the Agreement, as applicable (the “Share Termination Payment Date”), in satisfaction of the Payment Obligation in the manner reasonably requested by Counterparty free of payment.

Share Termination Delivery Property:	A number of Share Termination Delivery Units, as calculated by the Calculation Agent, equal to the Payment Obligation divided by the Share Termination Unit Price. The Calculation Agent shall adjust the Share Termination Delivery Property by replacing any fractional portion of a security therein with an amount of cash equal to the value of such fractional security based on the values used to calculate the Share Termination Unit Price.

Share Termination Unit Price:	The value to Dealer of property contained in one Share Termination Delivery Unit on the date such Share Termination Delivery Units are to be delivered as Share Termination Delivery Property, as determined by the Calculation Agent in its discretion by commercially reasonable means and notified by the Calculation Agent to Dealer at the time of notification of the Payment Obligation.

Share Termination Delivery Unit:	In the case of a Termination Event, Event of Default or Delisting, one Share or, in the case of an Insolvency, Nationalization or Merger Event, one Share or a unit consisting of the number or amount of each type of property received by a holder of one Share (without consideration of any requirement to pay cash or other consideration in lieu of fractional amounts of any securities) in such Insolvency, Nationalization or Merger Event, as the case may be. If such Insolvency, Nationalization or Merger Event involves a choice of consideration to be received by holders, such holder shall be deemed to have elected to receive the maximum possible amount of cash.

Failure to Deliver:	Applicable

Other applicable provisions:	If Share Termination Alternative is applicable, the provisions of Sections 9.8, 9.9, 9.10, 9.11 and 9.12 of the Equity Definitions will be applicable, as if “Physical Settlement” applied to such cancellation or termination of the Transaction, except that all references there in to “Shares” shall be read as references to “Share Termination Delivery Units”; and provided that the Representation and Agreement contained in Section 9.11 of the Equity Definitions shall be modified by excluding any representations therein relating to restrictions, obligations, limitations or requirements under applicable securities laws as a result of the fact that Buyer is the issuer of any Share Termination Delivery Units (or any part thereof).
(k)	Securities Contract; Swap Agreement. Each of Dealer and Counterparty agrees and acknowledges that Dealer is a “stock broker,” “swap participant” and “financial participant” within the meaning of Sections 101(22), 101(53C) and 101(22A) of Title 11 of the United States Code (the “Bankruptcy Code”). The parties hereto further agree and acknowledge (A) that this Confirmation is (i) a “securities contract,” as such term is defined in Section 741(7) of the Bankruptcy Code, with respect to which each payment and delivery hereunder is a “settlement payment,” as such term is defined in Section 741(8) of the Bankruptcy Code, and (ii) a “swap agreement,” as such term is defined in Section 101(53B) of the Bankruptcy Code, with respect to which each payment and delivery hereunder is a “transfer,” as such term is defined in Section 101(54) of the Bankruptcy Code, and (B) that Dealer is entitled to the protections afforded by, among other sections, Section 362(b)(6), 362(b)(17), 546(e), 546(g), 555 and 560 of the Bankruptcy Code.

(1)	Governing Law. New York law (without reference to choice of law doctrine).

(m)	Waiver of Jury Trial. Each party waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any suit, action or proceeding relating to the Transaction. Each party (i) certifies that no representative, agent or attorney of the other party has represented, expressly or otherwise, that such other party would not, in the event of such a suit, action or proceeding, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other party have been induced to enter into the Transaction, as applicable, by, among other things, the mutual waivers and certifications provided herein.

(n)	Registration. Counterparty hereby agrees that if, in the good faith reasonable judgment of Dealer, the Shares (the “Hedge Shares”) acquired by Dealer for the purpose of hedging its obligations pursuant to the Transaction cannot be sold in the U.S. public market by Dealer without registration tinder the Securities Act, Counterparty shall, at its election: (i) in order to allow Dealer to sell the Hedge Shares in a registered offering, make available to Dealer an effective registration statement under the Securities Act to cover the resale of such Hedge Shares and (A) enter into an agreement, in form and substance satisfactory to Dealer, substantially in the form of an underwriting agreement for a registered secondary offering, (B) provide accountant’s “comfort” letters in customary form for registered offerings of equity securities, (C) provide disclosure opinions of nationally recognized outside counsel to Counterparty reasonably acceptable to Dealer, (D) provide other customary opinions, certificates and closing documents customary in form for registered offerings of equity securities and (E) afford Dealer a reasonable opportunity to conduct a “due diligence” investigation with respect to Counterparty customary in scope for underwritten offerings of equity securities; provided, however, that if Dealer, in its sole reasonable discretion, is not satisfied with access to due diligence materials, the results of its due diligence investigation, or the procedures and documentation for the registered offering referred to above, then clause (ii) or clause (iii) of this Section 9(n) shall apply at the election of Counterparty; (ii) in order to allow Dealer to sell the Hedge Shares in a private placement, enter into a private placement agreement substantially similar to private placement Underwriting Agreements customary for private placements of equity securities, in form and substance satisfactory to Dealer, including customary representations, covenants, blue sky and other governmental filings and/or registrations, indemnities to Dealer, due diligence rights (for Dealer or any designated buyer of the Hedge Shares from Dealer), opinions and certificates and such other documentation as is customary for private placements agreements, alt reasonably acceptable to Dealer (in which case, the Calculation Agent shall make any adjustments to the terms of the Transaction that are necessary, in its reasonable judgment, to compensate Dealer for any discount from the public market price of the Shares incurred on the sale of Hedge Shares in a private placement); or (iii) purchase the Hedge Shares from Dealer at the “VWAP Price” (as defined herein) on the relevant Exchange Business Days, and in the amounts, requested by Dealer. “VWAP Price” means, on any Exchange Business Day, the per Share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page

<CDNS>.UQ <equity> AQR (or any successor thereto) in respect of the period from 9:30 a.m. to 4:00 p.m. (New York City time) on such Exchange Business Day (or if such volume-weighted average price is unavailable, the market value of one Share on such Exchange Business Day, as determined by the Calculation Agent using a volume-weighted method).

(o)	Role of Agent. Each party agrees and acknowledges that:

(i)Agent is acting as agent for both parties but does not guarantee the performance of either party; (ii) Dealer is not a member of the Securities Investor Protection Corporation; (iii) Agent, Dealer and Counterparty each hereby acknowledges that any transactions by Dealer or Agent in the Shares will be undertaken by Dealer as principal for its own account; and (iv) all of the actions to be taken by Dealer and Agent in connection with the Transaction, including but not limited to any exercise of any rights with respect to the Options, shall be taken by Dealer or Agent independently and without any advance or subsequent consultation with Counterparty; and (v) Agent is hereby authorized to act as agent for Counterparty only to the extent required to satisfy the requirements of Rule 15a-6 under the Exchange Act in respect of the Options described hereunder.

(p)	Quarterly Valuations. Dealer hereby agrees, upon request by Counterparty, to provide to the Counterparty, within 5 Exchange Business Days after the end of the fiscal quarter of the Counterparty during which Counterparty made such request, a valuation estimate of the fair value of the Transaction as of the Counterparty’s fiscal quarter end.

(q)	Equity Rights. Dealer acknowledges and agrees that this Confirmation is not intended to convey to it rights with respect to the Transaction that are senior to the claims of common stockholders in the event of Company’s bankruptcy.

Please confirm that the foregoing correctly sets forth the terms of our agreement by executing this Confirmation and returning it by facsimile to the address provided in the Notices section of this Confirmation.
Very truly yours,

Morgan Stanley & Co. International Limited
By:	/s/ Steven Nash
Authorized Signatory
Name: Steven Nash, Executive Director

Morgan Stanley Bank, as agent
By:	/s/ Richard A. Uhlig
Authorized Signatory
Name: Richard A. Uhlig Chairman and Chief Executive Officer

Accepted and confirmed as of the Trade Date:

Cadence Design Systems, Inc.

By:	/s/ William Porter

Authorized Signatory
Name: William Porter